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                                  PRESS RELEASE





FOR RELEASE DECEMBER 27, 2000 AT 7:30 AM EST
Contact:     Robert P. Hickey
                 Life Medical Sciences, Inc.
                  (732) 728-1769
                 rhickey@lifemed.com


              LIFE MEDICAL SCIENCES ANNOUNCES $1 MILLION FINANCING;
                            ADDITION OF TWO DIRECTORS



EDISON, NJ (December 27, 2000). . . Life Medical Sciences, Inc. (OTCBB: CHAI), today announced that it has secured approximately $1 million in new financing through the completion of a $500,000 private placement with a consortium of European institutional investors and the commitment of a comparable amount through the sale of certain New Jersey state tax net operating losses. The private placement involved the issuance of 500,000 shares of a newly-created Series A Preferred which are automatically convertible into 5,000,000 shares of the Company's common stock upon the occurrence of certain events or, at the latest, June 26, 2001. In conjunction with the private placement, the Company announced the expansion of its Board of Directors to seven members through the addition of Dr. Gere S. diZerega and Dr. Richard L. Franklin. Dr. diZerega is a Professor in the Department of Obstetrics and Gynecology at the University of Southern California Medical Center and a world renowned expert and medical industry consultant in the field of post-operative adhesions. Dr. Franklin is CEO of Phairson Ltd., a private British company engaged in biomaterials and pharmaceutical-based product development for numerous therapeutic applications including post-operative adhesion prevention.


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Robert P. Hickey, Chairman, President & CEO of Life Medical Sciences, stated,
"This financing, coupled with the substantial experience and influence of our new Board members, represent major steps toward reestablishing our company as a viable competitor in the estimated $2.0 billion adhesion prevention therapy market. In fact, Dr. Franklin was instrumental in attracting the investors to this private placement. Hickey continued, Our principal focus will be the completion of the clinical development and the commercialization of REPEL-CV(TM), the first anti-adhesion product approved by the FDA for human evaluation in cardiac surgical procedures."

The private placement is the first step in an established short-term plan to enhance the Company's financial assets and broaden the Company's portfolio of biomaterials technologies. Although the Company's existing polymer materials have been demonstrated to be safe and effective in several anti-adhesion applications, the opportunity in cardiac surgery appears most compelling due to the absence of any FDA approved products and the significant clinical and economic benefits associated with the reduction of post-operative adhesions in the roughly 1 million open heart surgical procedures performed annually on a worldwide basis.

Over the past two years, the Company will have received almost $1.3 million in funding through the sale of certain tax net operating losses. This funding has been made possible by the Company's meeting the State of New Jersey's criteria as a firm engage in a promising emerging technology field. Similar amounts of additional funding may be available to the Company in future years through the State's Technology Tax Transfer Program..

Certain statements in this Press Release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements.

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